SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 24, 2015 (November 20, 2015)

FLOWERS FOODS, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-16247	58-2582379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1919 Flowers Circle, Thomasville, GA	31757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 226-9110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 20, 2014, the board of directors of Flowers Foods, Inc. (the “Company”) elected Rhonda Gass, age 52, and Richard Lan, age 61, to the board effective January 3, 2016. Mrs. Gass and Mr. Lan will both serve on the audit and finance committees. Mrs. Gass and Mr. Lan will both stand for reelection at the 2016 Annual Meeting of Shareholders. Mrs. Gass and Mr. Lan will participate in the Company’s compensation program for non-employee directors as described in the Company’s Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission on April 24, 2015.

Mrs. Gass has served as vice president and chief information officer for Stanley Black & Decker since 2012 and was named an executive officer of the company the same year. Mrs. Gass is responsible for Stanley Black & Decker’s comprehensive and cross business unit IT strategy, delivery and support, and security infrastructure. She also leads the functional transformation activities for the company, focusing on effectiveness and efficiency. Previously, she was vice president of strategy, technology, and governance for Dell, where she worked for 12 years in positions of increasing scope and responsibility. She holds undergraduate and graduate degrees in computer science from the University of South Carolina.

Mr. Lan spent 20 years with Maple Leaf Foods/Canada Bread Ltd., Canada’s largest food processing company. He was chief operating officer of Maple Leaf Food Group, which included both Maple Leaf’s animal protein and bakery businesses. Lan also served as chief executive officer of Canada Bread Ltd., which was publicly traded and 90% owned by Maple Leaf Foods until it was sold in 2014. Prior to his career with Maple Leaf, Lan held management positions at other food and beverage companies, including Dell Products Corp. and McCain Foods, Ltd. He holds a bachelor’s degree in accounting from the University of Rhode Island.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

99.1	Press Release of Flowers Foods, Inc. dated November 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWERS FOODS, INC.

By:	/s/ R. Steve Kinsey
Name:	R. Steve Kinsey
Title:	Executive Vice President and Chief Financial Officer

Date: November 24, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Flowers Foods, Inc. dated November 24, 2015

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